                                                                   EXHIBIT 10(A)

                                  May 15, 2001

Martin Industries, Inc.
Attention: Mr. James W. Truitt
Vice President & Chief Financial Officer
P.O. Box 128
Florence, Alabama 35631

Re: Line of Credit (Account #120435-524769); Term Loan (Account #120435-087445 and #120435-087452); Loan Agreement dated January 7,
         1993, as amended April 5, 1994, February 17, 1995, March 15, 1995,
         March 28, 1996, August 28, 1997, January 1, 2000, December 29, 2000,
         January 31, 2001 and March 15, 2001 (collectively "Loan Agreement") by and among Martin Industries, Inc. ("Martin Industries") and AmSouth Bank ("the Bank"). In this letter capitalized terms shall be given the meanings indicated in the Loan Agreement and/or in this letter.

Dear Mr. Truitt:

I am writing this letter to you concerning the indebtednesses ("Indebtednesses") referenced above of Martin Industries to the Bank and our recent discussions concerning the Bank extending and amending the Loan Agreement. In accordance with our recent discussions, the Bank proposes a financing arrangement as outlined in the Financing Proposal attached as Exhibit A to this letter. The attached Financing Proposal does not summarize all of the terms, conditions, covenants and other provisions which will be contained in the definitive documentation for the amended Loan Agreement and is not to be construed as a commitment or an agreement on the part of the Bank to provide financing on the terms therein.

We have discussed with you the further extension of the Loan Agreement to enable the parties adequate time to complete the required definitive documentation for the proposed amended Loan Agreement. In this regard, the Bank hereby (i) amends the definition of "Line of Credit Termination Date" in Section 1.02 of the Loan Agreement, as heretofore amended, to substitute "June 15, 2001" in lieu of "May 15, 2001," (ii) extends the date on which payment of the semi-annual installment of principal in the amount of $596,700 is due under the Term Note, as previously extended, from May 15, 2001, to June 15, 2001, and (iii) increase the interest rate on the Indebtednesses to Prime plus 1%, effective May 15, 2001.

To evidence the acceptance of these extensions on the terms and conditions stated herein, please sign and return to me the enclosed copy of this letter. By so signing the enclosed copy of this letter, Martin Industries acknowledges and agrees to the following terms and conditions of such extension:

1. This letter agreement shall not be deemed to be an accord and satisfaction of the Indebtednesses or any other obligation owed to the Bank.

2. All collateral that now secures all or any of the Indebtednesses shall continue to secure same. Nothing in this letter agreement diminishes any security interest or lien that the Bank has in any assets securing the Indebtednesses. All of the collateral, rights, security, and guarantees that the Bank now has to secure any of the Indebtednesses due from Martin Industries shall remain in full force and effect and are hereby ratified and confirmed.

3. The Bank waives until June 15, 2001, any default or Event of Default arising out of (i) the Borrower's failure to comply with the provisions of the Loan Agreement as set forth on Exhibit B, and (ii) the Borrower's failure to pay on May 15, 2001, the semi-annual installment of principal due under the Term Loan. Except as provided in the preceding sentence, the Bank reserves all of its rights and remedies under the Loan Agreement, the Security Documents, any other Loan Documents, and/or applicable law, in respect of any Event(s) of

         Default. The current non-exercise by the Bank of any rights and remedies which it may have shall not constitute a release or waiver of any of its rights and/or remedies or a release or waiver of any Event(s) of Default under the Loan Agreement, the Security Documents, or any other Loan Documents, except for the waiver provided in the first sentence of this paragraph. Except as provided in the first sentence of this paragraph, the Bank specifically reserves the right to invoke any and all rights and remedies at any time in its sole discretion.

4. Martin Industries hereby releases, satisfies, cancels, waives, acquits, and forever discharges the Bank, its directors, officers, employees, agents, attorneys, successors and assigns, of and from any and all claims, demands, actions, or causes of action of any kind or character, arising at any time in the past, up to and including the date of this letter, which relate or pertain in any way to the Indebtednesses and/or collection of them.

5. The Indebtednesses are owed by Martin Industries to the Bank for the amounts (exclusive of outstanding letters of credit, ACH exposures and the Bank's attorneys fees) herein stated and there are no defenses, setoffs, or counterclaims with respect to any of them:

                                                        Payoff as of
         General Description      Obligation No.           05/14/01
         -------------------      --------------       --------------

         Term Loan #1                 #087445          $ 1,192,029.35
         Term Loan #2                 #087452          $ 1,192,497.09
         Term Loan #3                 #524769          $ 9,876,726.79

6. Martin Industries agrees to pay the Indebtednesses strictly and promptly in accordance with the terms of the applicable promissory notes or other debt instruments, as specifically modified by the Loan Agreement and this letter agreement.

7. Martin Industries agrees to pay to the Bank's counsel, Wilmer, Lee & Rowe, P.A., on or before June 15, 2001, all of its attorney's fees incurred in connection with this extension and/or the collection of the Indebtednesses.

                                                     Very truly yours,


                                                     /s/ DARLENE CHANDLER

                                                     Darlene Chandler
                                                     Vice President

cc:      Mr. John L. Duncan
         Denson N. Franklin III, Esq.
         S. Dagnal Rowe, Esq.

ACCEPTED AND AGREED TO BY:

                MARTIN INDUSTRIES, INC.


By:               /s/ JAMES W. TRUITT
    -------------------------------------------------
                    James W. Truitt
         Its Vice President of Administration
        and Finance and Chief Financial Officer

                                                                       EXHIBIT A

                               FINANCING PROPOSAL

         AmSouth Bank (the "Bank") proposes the following terms as amendments to the Loan Agreement and other Loan Documents with Martin Industries, Inc. ("Martin Industries" or the "Company"):

1.       Extension:        The definition of "Line of Credit Termination Date"
                           in Section 1.02 of the Loan Agreement, as heretofore amended, will be further amended to read "January 1, 2002."

2.       Line of Credit:   The Line of Credit will be increased by $1 million
                           for a total line of up to $11 million. The actual amount available under the Line of Credit will be determined periodically as the sum of: (a) 80% of the eligible accounts receivable of the Company, net of customary reserves, (to be determined) plus (b) 38% of finished goods inventory, plus (c) 30% of raw material inventory (less reserves for warranty and obsolete inventory, subject to adjustment of the final advance rates - additional reserves to be determined).

3.       Term Loans:       The Term Loans will be reamortized from biannually to
                           monthly and defaults arising through the execution of the amendment to the Loan Agreement will be deferred.

4.       Interest Rates and Fees:

                           The rate of interest charged on the first $10 million under the Line of Credit will be increased from the current rate to the Bank's Prime Rate plus 1%. The rate of interest charged on any borrowings under the additional $1 million made available under the Line of Credit will be the Bank's Prime Rate plus 3%.

                           The rate of interest charged on the Term Loan will be increased from the current rate to the Bank's Prime Rate plus 1%; provided, however, that in the event such an increase will adversely affect the tax exemption received by the Bank with respect to the Term Loan, this increase will not be implemented.

                           Fees will include a closing fee of one-half of one percent (0.50%) of the total credit facility (approximately $66,900), an annual loan service fee, to be paid monthly, equal to one-half of one percent (0.50%) of the total credit facility, and a fee equal to one-half of one percent (0.50%) per annum, charged per diem and payable monthly, of the average daily unused portion of the Line of Credit.

5.       Additional Terms:

                           (a) All proceeds of accounts receivable will be required to be paid into a lockbox account of the Bank. No payments will be made to the Company and all invoices shall be marked with the Bank's lockbox as the mailing address. Provision shall be made for the lockbox account to be monitored daily to insure its compliance with the borrowing base.

                           (b) The borrowing base under the Line of Credit will be determined and certificated weekly. Daily reports on new invoices will be required.

                           (c) The current financial covenants included in the Loan Agreement will be amended to reflect 90% of the Company's current projections and will include minimum EBITDA, debt coverage ratio, current ratio and minimum net worth. Other covenants will include a requirement that the Company prepare an appropriate offering memorandum to raise an agreed upon additional amount of equity or to sell the Company or certain operations or assets thereof by July 15, 2001, and the Company receive letters of intent for purchase of whole or part of the company or equity issuance or commitment letters for replacement financing by August 15, 2001.

                           (d) The amended Loan Agreement shall also include a provision whereby the Line of Credit will be permanently reduced to $6 million on October 31, 2001.

                                                                       EXHIBIT B

                          PROVISIONS OF LOAN AGREEMENT

Section           Covenant
-------           --------

ss. 8.09          Debt Service Coverage Ratio

ss. 8.11          Working Capital

ss. 8.13          Net Worth

ss. 7.04(b)       Furnish monthly financial statementS

ss. 7.08 Notice of Default (i.e., Borrower's failure to give notice of any of the foregoing defaults).